EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 12, 2003, relating to the financial statements and financial statement schedule of Liberate Technologies, which appears in Liberate Technologies’ Annual Report on Form 10-K for the year ended May 31, 2003.

/s/ PricewaterhouseCoopers LLP

San Jose, California

September 19, 2003